Exhibit 2.2

Execution Version

AMENDMENT NO. 1 TO AGREEMENT AND PLAN OF MERGER

This Amendment No. 1 to the Agreement and Plan of Merger (this “Amendment”), dated September 13, 2019, is made and entered into by and among: NHT Operating Partnership, LLC, a Delaware limited liability company (“ Parent”); NHT REIT Merger Sub, LLC, a Delaware limited liability company (“Merger Sub ”); NHT Operating Partnership II, LLC, a Virginia limited liability company (“Merger OP” and, collectively with Parent and Merger Sub, the “Parent Parties”); Condor Hospitality Trust, Inc., a Maryland corporation (the “Company”); and Condor Hospitality Limited Partnership, a Virginia limited partnership (the “Operating Partnership” and, together with the Company, the “Company Parties”).

RECITALS

WHEREAS, the Parent Parties and the Company Parties on July 19, 2019, entered into that certain Agreement and Plan of Merger (the “Merger Agreement”);

WHEREAS, pursuant to Section 5.22 of the Merger Agreement, concurrently with the execution of this Amendment, Parent has delivered to the Company, an executed commitment letter, together with all schedules and exhibits thereto, from the lender party thereto (as modified, amended or supplemented from time to time, the “Debt Commitment Letter”), (a) pursuant to which, and subject to the terms and conditions thereof, the lender party thereto has committed to lend $181,264,312 to Parent for the purpose of funding a portion of the Merger Consideration and the obligations of the Parent Parties set forth herein and (b) is customary in form and substance, and does not include any condition that is a “diligence out,” resulting in the amount set forth in the Equity Commitment Letter being automatically and irrevocably be reduced to $126,935,688;

WHEREAS, the lender has requested that this Amendment be executed to add customary “Xerox” provisions to the Merger Agreement;

WHEREAS, pursuant to Section 8.1 of the Merger Agreement, the Company Parties and the Parent Parties have previously agreed that they will execute this Amendment, to the extent a Financing Source requests the addition of customary “Xerox” provisions to the Merger Agreement in connection with providing committed financing; and

WHEREAS, the Company Parties and the Parent Parties desire to amend the Merger Agreement and the board of directors of the Company and the manager of Parent have each approved and declared it advisable for the parties to enter into this Amendment and consummate the transactions contemplated by the Merger Agreement, including the Mergers, as amended by this Amendment, upon the terms and subject to the conditions set forth in the Merger Agreement as amended by this Amendment.

NOW, THEREFORE, in consideration of the mutual covenants and agreements set forth in this Amendment, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties do hereby agree as follows:

ARTICLE I

AMENDMENTS AND OTHER AGREEMENTS

Section 1.1     Section 8.1 of the Merger Agreement is hereby amended by adding the following phrase at the end of the first sentence thereof:

“; provided, further, that from and after the date of the Debt Commitment Letter, Sections 5.18, 7.4, 8.1, 8.4, 8.5, 8.6, and 8.12 of this Agreement (and the related definitions in this Agreement used therein, but only with respect to their use in such Section as they related specifically to Financing Sources providing the Debt Commitment Letter) shall not be amended, modified, supplemented or waived in an manner that is adverse in any material respect to any such Financing Source without the prior written consent of such Financing Source.

Section 1.2     Section 8.5 of the Merger Agreement is hereby amended by adding the following at the end thereof:

Notwithstanding the foregoing, any disputes involving the Financing Sources pursuant to the Debt Commitment Letter will be governed by and construed in accordance with the applicable laws of the State of New York without giving regard to conflicts or choice of law principles that would result in the application of any law other than the law of the State of New York and each party hereto (i) submits to the exclusive jurisdiction of the courts of the State of New York or federal courts of the United States of America, in each case, sitting in the borough of Manhattan (such courts, the “Applicable Courts”), and any appellate court from any thereof in connection with any such disputes, and agrees that all claims in respect of any such litigation may be heard and determined only in an Applicable Court (ii) waives, to the fullest extent it may legally do so, any objection which it may now or hereafter have to the laying of venue of any proceeding in any Applicable Court, and (iii) irrevocably and unconditionally waives any right it may have to a trial by jury in respect of any such dispute.

Section 1.3     Section 8.6(b) of the Merger Agreement is hereby amended by adding the following at the end thereof, immediately prior to the “.”:

; and (iii) Sections 7.4, 8.1, 8.5, and 8.12, and this Section 8.6, which are intended to be for the benefit of, and shall be enforceable by, the Financing Sources under the Debt Commitment Letter, who shall be express third-party beneficiaries of such Sections.

Section 1.4     Section 8.12 of the Merger Agreement is hereby amended by adding the following at the end thereof:

Notwithstanding anything herein to the contrary, each Company Party (on behalf of itself, its Subsidiaries, and its Representatives) (i) acknowledges and agrees that it (and such other Persons) shall have no recourse against the Financing Sources under the Debt Commitment Letter, and such Financing Sources shall be subject to no liability or claims by any such Person in connection with the Financing or in any way relating to this Agreement or any of the transactions contemplated hereby or thereby, whether at law, in equity, in contract, in tort or otherwise, (ii) waives any rights or claims of any kind or nature that the such Company Party or any such other Persons may have against any such Financing Source relating to this Agreement, the Debt Commitment Letter, or the transactions contemplated hereby or thereby, and (iii) agrees not to commence (and, if commenced, agrees to dismiss or otherwise terminate, and not to assist) any action, arbitration, audit, hearing, investigation, litigation, complaint, suit, or proceeding against any such Financing Source in connection with any of the foregoing. Without limiting the foregoing, no Financing Source under the Debt Commitment Letter shall be subject to any special, consequential, punitive, or indirect damages in connection with this Agreement, the Debt Commitment Letter, or the transactions contemplated hereby or thereby.

ARTICLE II

GENERAL PROVISIONS

Section 2.1     Defined Terms. Except as otherwise set forth in this Amendment, all capitalized terms used and not defined herein shall have the meanings given to such terms in the Merger Agreement.

Section 2.2     Effect of Amendment. This Amendment shall be effective as of the date first written above. After giving effect to this Amendment, unless the context otherwise requires, each reference in the Merger Agreement or any Exhibit or Schedule thereto to “this Agreement”, “the Agreement”, “hereof”, “herein” or words of like import referring to the Merger Agreement shall refer to the Merger Agreement as amended by this Amendment. Except as amended hereby, the Merger Agreement will continue in full force and effect and shall be otherwise unaffected hereby.

Section 2.3     Counterparts. This Amendment may be executed and delivered (including by facsimile or .pdf, .tif, .gif, .jpeg or similar attachment to electronic mail (any such delivery, an “Electronic Delivery”)) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties, it being understood that all parties need not sign the same counterpart. No party hereto shall raise the use of Electronic Delivery to deliver a signature or the fact that any signature or agreement or instrument was transmitted or communicated through the use of Electronic Delivery as a defense to the formation of a contract, and each party forever waives any such defense, except to the extent such defense relates to lack of authenticity.

Section 2.4     Captions. The captions used in this Amendment are for convenience of reference only and do not constitute a part of this Amendment and will not be deemed to limit, characterize or in any way affect any provision of this Amendment, and all provisions of this Amendment will be enforced and construed as if no caption had been used in this Amendment.

Section 2.5    Severability. If any term or other provision of this Agreement is invalid, illegal or incapable of being enforced by any rule or Law, or public policy, (a) such term or other provision shall be fully separable, (b) this Agreement shall be construed and enforced as if such invalid, illegal or unenforceable provision had never comprised a part hereof, and (c) all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as either the economic or legal substance of the transactions contemplated by this Agreement is not affected in any manner materially adverse to any party or such party waives its rights under this Section 8.8 with respect thereto. Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties hereto shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that the transactions contemplated by this Agreement are fulfilled to the extent possible.

[Signature Page Follows.]

IN WITNESS WHEREOF, the Parties have caused this Amendment to be executed as of the date first above written.

NHT OPERATING PARTNERSHIP, LLC

By:	NHT OPERATING PARTNERSHIP GP, LLC, its manager

By:	/s/ Neil Labatte
	Name:	Neil Labatte
	Title:	Sole Member

NHT REIT MERGER SUB, LLC

By:	/s/ Brian Mitts
	Name:	Brian Mitts
	Title:	Chief Financial Officer and Secretary

NHT OPERATING PARTNERSHIP II, LLC

By:	/s/ Brian Mitts
	Name:	Brian Mitts
	Title:	Chief Financial Officer and Secretary

[Amendment No. 1 to Merger Agreement]

CONDOR HOSPITALITY LIMITED PARTNERSHIP

By:	Condor Hospitality REIT Trust,
its General Partner

By:	/s/ J. William Blackham
	Name:	J. William Blackham
	Title:	President

CONDOR HOSPITALITY TRUST, INC.

By:	/s/ J. William Blackham
	Name:	J. William Blackham
	Title:	President and CEO

[Amendment No. 1 to Merger Agreement]